Exhibit 16.1

April 7, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Altus Explorations, Inc.
Commission File Number 001-31444

We have read the statements that we understand Altus Explorations, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Lopez, Blevins, Bork & Associates, LLP

Lopez, Blevin, Bork & Associates, LLP